                                  EXHIBIT 4.12

                              SEVENTH AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

     CONSOLIDATED PRODUCTS, INC., an Indiana corporation (the "Company") and BANK ONE, INDIANA, NATIONAL ASSOCIATION, a national banking association (the "Bank") agree as follows:

     1. CONTEXT. This agreement is made in the context of the following agreed statement of facts:

     a. The Company and the Bank are parties to an Amended and Restated Credit Agreement dated December 30, 1994, as amended from time to time to the date hereof (collectively, the "Agreement").

     b. The Company has requested that the Bank provide a facility for standby letters of credit as needed by the Company from time to time, and the Bank has agreed to such request subject to certain terms and conditions.

     c. The parties have executed this document (this "Seventh Amendment") to give effect to their agreement.

     2. DEFINITIONS. Terms used in this Seventh Amendment with their initial letters capitalized are used as defined in the Agreement, unless otherwise defined herein. Section 1 of the Agreement is amended to add the following new definitions:

              -    "LETTER OF CREDIT" is used as defined in Section 2.a(vi).

              -    "REIMBURSEMENT AGREEMENT" is used as defined in Section
                   2.a(vi).

              - "SEVENTH AMENDMENT" means the written amendment to this Agreement entitle "Seventh Amendment to Amended and Restated Credit Agreement" and dated effective as of May 31, 2000.

     3. THE REVOLVING LOAN. Section 2.a of the Agreement is herby amended to add a new subsection(vi) to read its entirety as follows:

         (vi) STANDBY LETTERS OF CREDIT. At any time that the company is entitled to an Advance under the Revolving Loan, the Bank shall, upon the application of the Company, issue for the account of the Company, a standby letter of credit (a "Letter of Credit") in an amount not in excess of the maximum Advance that the Company would then be entitled to obtain under the Revolving Loan, provided that
              (A) the total amount of Letters of Credit which are outstanding at any time shall not exceed $500,000, (B) the issuance of any Letter of Credit with a maturity date beyond the Revolving Loan Maturity Date shall be entirely at the discretion of the Bank, (C) the form of the requested Letter of Credit shall be satisfactory to the Bank in the reasonable exercise of the Bank's discretion, and (D) the Company shall have executed an application and reimbursement for the Letter of Credit (a "Reimbursement Agreement") in the Bank's standard form. While any Letter of Credit is outstanding, the maximum amount of Advances which may be outstanding under the Revolving Loan shall be reduced by the maximum amount available to be drawn under the Letter of Credit. The Company shall pay the Bank a commission for each Letter of Credit issued calculated at the rate of 0.75 percent (0.75%) per annum of the maximum amount available to be drawn under the Letter of Credit. Such commission shall be calculated on the basis of a 360 day year and the actual number of days in the period during which the Letter of Credit will be outstanding. The Company shall pay the Bank's standard transaction fees with respect to any transactions occurring on account of any Letter of Credit. Commissions shall be payable when the related Letters of Credit are issued and transaction fees shall be payable upon completion of the transaction as to which they are charged. All such commissions and fees may be debited by the Bank to any deposit account of the Company carried with the Bank without further authority, in any event, shall be paid by the Company with in tne (10) days following billing.

     4. CONDITIONS PRECEDENT. As conditions precedent to the effectiveness of this Seventh Amendment, the Bank shall have received, each duly executed and in form and substance satisfactory to the Bank, this Sixth Amendment and the following:

     a. A certified copy of resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Seventh Amendment and any other document required under this Seventh Amendment.

     b. A certificate signed by the Secretary of the Company certifying the name of the officer or officers authorized to sign this Seventh Amendment and any other document required under this Seventh Amendment, together with a sample of the true signature of each such officer.

     d.  Such other documents as may be reasonably required by the Bank.

     5. REPRESENTATION AND WARRANTIES. To induce the Bank to enter into this Seventh Amendment, the Company represents and warrants, as of the date of this Seventh Amendment, that no Event of Default or Unmatured Event of Default has occurred and is continuing and that the representations and warranties contained in Section 3 of the Agreement are true and correct, except that the representations contained in Section 3.d refer to the latest financial statements furnished to the Bank by the Company pursuant to the requirements of the Agreement.

     6. REAFFIRMATION OF THE AGREEMENT. Except as amended by this Seventh Amendment, all terms and conditions of the Agreement shall continue unchanged and in full force and effect.

     IN WITNESS WHEREOF, the Company and the Bank, by their duly authorized officers, have executed this Seventh Amendment to Amended and Restated Credit Agreement effective on May 31, 2000.


                                        CONSOLIDATED PRODUCTS, INC.


                                        By: /s/ James W. Bear
                                            ---------------------------------

                                            Senior Vice President & Treasurer
                                            ---------------------------------
                                                        (Printed Name and Title)

                                        BANK ONE, INDIANA,
                                          NATIONAL ASSOCIATION


                                        By: /s/ William D. Herrick,
                                            ---------------------------------
                                            Senior Vice President
                                            ---------------------------------
                                                (Printed Name and Title)


                                       20